CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of The Roxbury Funds and to the use of our report dated August 27, 2014 on the financial statements and financial highlights of the Hood River Small-Cap Growth Fund (formerly, the Roxbury/Hood River Small-Cap Growth Fund), a series of The Roxbury Funds.   Such financial statements and financial highlights appear in the June 30, 2014 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
July 6, 2015